Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
April 30, 2014	Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169 Jacquelinee.burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2014 Second Quarter Results;
Adjusted EPS of $1.88, up 4.4%, and GAAP EPS of $1.57, up 16.3%; and
Reaffirms Fiscal 2014 Outlook for Adjusted EPS of $7.00 to $7.25 and GAAP EPS of $5.70 to $6.10

St. Louis —April 30, 2014—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the second fiscal quarter, which ended March 31, 2014. The Company reported net earnings per diluted share of $1.57, an increase of 16.3% and adjusted net earnings per diluted share of $1.88, up 4.4%, compared to the prior year second fiscal quarter.

Second Fiscal Quarter Highlights (Unaudited)
Following is a summary of key second fiscal quarter 2014 results. All comparisons are with the second fiscal quarter 2013, unless otherwise stated.

•	Net earnings per diluted share of $1.57, up 16.3%

•	Adjusted net earnings per diluted share of $1.88, up 4.4% (a)

•	Net sales of $1,062.4 million, down 3.1% (down 6.1% on an organic basis) (b)

•
Gross Margin decrease of 60 basis points (up 150 basis points exclusive of (1) currencies (110 basis points); (2) the impact of lower feminine care acquisition margins (80 basis points); and (3) acquisition inventory valuation adjustment (20 basis points))

•	SG&A as a percent of net sales improved 40 basis points (or 60 basis points exclusive of acquisition costs and restructuring related charges).

(a) See Net Earnings/Diluted EPS tables below
(b) See Net Sales — Total Company table below

"Second quarter adjusted net earnings per diluted share were in-line with our expectations as we continue to make excellent progress with our cost savings initiatives," said Ward M. Klein, Chief Executive Officer. "Our focus on cost optimization has provided the financial flexibility needed to offset top-line challenges, increased competitive pressures and continued currency headwinds. We expect that top-line performance will improve in the second half for our Personal Care Division behind strong execution of our innovation plans and anticipated improved category performance. Although the top line will remain challenging for Household Products, we believe that continued focus on cost optimization, cash flow generation and sustained investments in support of our brands will help position the business for future success. We have maintained our adjusted earnings per share outlook of $7.00 to $7.25," continued Mr. Klein.

The following tables provide a reconciliation of net earnings and net earnings per diluted share to adjusted net earnings and adjusted net earnings per diluted share, which are non-GAAP measures.

	Quarter Ended March 31,
	Net Earnings		Diluted EPS
	2014	2013	2014	2013
Net Earnings/Diluted EPS - GAAP (Unaudited)	$98.5	$84.9	$1.57	$1.35
Impacts, net of tax: Expense/(Income)
2013 restructuring and related costs	17.6	24.8	0.28	0.39
Feminine care acquisition/integration costs	0.7	—	0.01	—
Acquisition inventory valuation	1.0	—	0.02	—
Other realignment/integration	0.2	0.6	—	0.01
Venezuela devaluation/other impacts	—	6.3	—	0.10
Adjustment to prior years' tax accruals	—	(3.0)	—	(0.05)
Net Earnings/Diluted EPS - adjusted (Non-GAAP)	$118.0	$113.6	$1.88	$1.80
Weighted average shares - Diluted			62.6	63.0

	Six Months Ended March 31,
	Net Earnings		Diluted EPS
	2014	2013	2014	2013
Net Earnings/Diluted EPS - GAAP (Unaudited)	$206.4	$214.7	$3.29	$3.42
Impacts, net of tax: Expense/(Income)
2013 restructuring and related costs	35.1	56.3	0.56	0.90
Feminine care acquisition/integration costs	3.8	—	0.06	—
Acquisition inventory valuation	5.0	—	0.08	—
Pension curtailment	—	(23.5)	—	(0.37)
Other realignment/integration	0.3	1.3	—	0.02
Venezuela devaluation/other impacts	—	5.9	—	0.09
Adjustment to prior years' tax accruals	—	(3.0)	—	(0.05)
Net Earnings/Diluted EPS - adjusted (Non-GAAP)	$250.6	$251.7	$3.99	$4.01
Weighted average shares - Diluted			62.8	62.8

Energizer reported second fiscal quarter net earnings of $98.5 million, or $1.57 per diluted share. This compares to net earnings of $84.9 million, or $1.35 per diluted share in the prior year quarter. Included within the current quarter reported results are restructuring related pre-tax costs of approximately $26.3 million (including certain information technology enablement costs (included in SG&A) and inventory obsolescence charges (included within Cost of products sold)) and approximately $1.0 million of pre-tax acquisition/integration related expenses. Adjusted net earnings per diluted share were $1.88 for the second fiscal quarter as compared to $1.80 in the prior year quarter. Second fiscal quarter results reflect the continued benefit of cost savings from the 2013 restructuring project, strong margin performance across both segments, the favorable impact of incremental segment profit from the recently acquired feminine care brands and lower advertising and promotion spending. The favorable impacts of these items were able to offset the anticipated net sales shortfall within the Household Products segment, lower sales within the Personal Care segment, and the unfavorable impact of currencies.

Net Sales - Total Company (In millions - Unaudited)
Quarter and Six Months Ended March 31, 2014

	Q2	%Chg	Six Months	%Chg
Net Sales - FY'13	$1,095.9		$2,288.4
Organic	(66.8)	(6.1)%	(166.2)	(7.2)%
Impact of currency	(26.4)	(2.4)%	(49.7)	(2.2)%
Incremental impact of acquisitions	59.7	5.4%	103.8	4.5%
Net Sales - FY'14	$1,062.4	(3.1)%	$2,176.3	(4.9)%

Net sales for the second fiscal quarter decreased 3.1% primarily driven by the previously disclosed loss of distribution within two U.S. retail customers in the Household Products segment, unfavorable foreign currency rates, timing of sun care shipments due to the calendar shift of the Easter holiday, pricing controls and import restrictions in certain Latin American countries and soft category dynamics and increased competitive pressures across both segments. Incremental sales from the feminine care brands, acquired in October 2013, provided a partial offset to the aforementioned shortfalls.
Gross margin for the second fiscal quarter decreased 60 basis points to 47.8%. The decrease in gross margin was primarily due to the impact of unfavorable currencies (approximately 110 basis points), lower margins (in relation to the Company's overall blended margin) from the recently acquired feminine care brands (approximately 80 basis points) and the acquisition inventory valuation adjustment (approximately 20 basis points). Excluding the impact of these items, gross margin increased 150 basis points versus the prior year fiscal quarter driven primarily by savings from the 2013 restructuring project and pricing gains within the Personal Care segment.
Advertising and sales promotion expense was $97.1 million in the second fiscal quarter, or 9.1% of net sales. This represents a decrease of approximately $5.4 million versus the prior year quarter, and down 30 basis points as a percent of net sales. Decreased spending versus prior year was primarily due to the shift in timing of product launch activity and advertising and promotional programs.
Selling, general, and administrative expense was $200.2 million in the second fiscal quarter, or 18.8% of net sales, compared to $209.9 million, or 19.2% of net sales, in the prior year quarter. Included within the current quarter results were approximately $3 million of information technology enablement costs that are recorded within SG&A, but are considered part of the overall 2013 restructuring project, and approximately $1 million of incremental acquisition/integration costs. Excluding the impact of these items, SG&A as a percent of net sales improved 60 basis points versus prior year levels.
Interest expense was $31.3 million for the second fiscal quarter as compared to $32.8 million in the prior fiscal year as a result of lower average debt outstanding.
Other financing income was $1.5 million for the second fiscal quarter primarily reflecting the net impact of hedging contract gains offset by revaluation losses on nonfunctional currency balance sheet exposures, as compared to an expense of $10.3 million in the prior fiscal year quarter. The prior year quarter was inclusive of the Venezuela devaluation impact of $6.3 million and foreign exchange losses related primarily to the strengthening of the U.S. dollar in relation to the Japanese Yen.
The effective tax rate in the second fiscal quarter was 27.5% as compared to 24.9% in the prior year quarter. The change in tax rate was primarily driven by the favorable impact of the retroactive reinstatement of the R&D tax credit and foreign tax adjustments recorded in the prior year quarter.
Exclusive of the tax impact of the GAAP to non-GAAP reconciling items detailed in the earlier table, the year-to-date effective tax rate was 29.3%, which is within the range of our full year outlook.
Average (trailing 4 quarter) working capital as a percent of sales was 16.1%, a 200 basis point reduction versus the end of fiscal 2013 and a 680 basis point improvement versus the fiscal 2011 baseline established at the beginning of the initiative. The Company continues to realize improvements within Days Sales Outstanding and Days Payable Outstanding across both operating segments.
Capital spending in the quarter was approximately $16 million, a decrease of $7 million versus the prior year quarter. Depreciation expense, excluding accelerated depreciation on assets impacted by the 2013 restructuring project, was approximately

$27 million in the second fiscal quarter, a decrease of $3 million versus the prior year quarter. The charges for accelerated depreciation are included in the 2013 restructuring line in the Statement of Earnings (Condensed).

Dividend payments in the quarter were approximately $31 million, or $0.50 per share, as compared to $25 million, or $0.40 per share, in the prior year quarter.

Share repurchases totaled approximately 1 million shares in the quarter at a cost of $94 million.

Key Segment Results (Unaudited)
Following is a summary of key second fiscal quarter results by reportable segment. All comparisons are with the second quarter of fiscal 2013, unless otherwise stated.
Personal Care

•	Net sales up 5.6%

•	Organic net sales down 1.6%

•	Segment profit of $170.7 million, up 25.1%, or up 20.6% excluding currencies and the incremental impact of the feminine care acquisition

•
Incremental net sales and segment profit from the feminine care acquisition totaled $59.7 million and $15.1 million, respectively, excluding the acquisition inventory valuation adjustment and acquisition/integration costs

Net Sales - Personal Care (In millions - Unaudited)
Quarter and Six Months Ended March 31, 2014

	Q2	%Chg	Six Months	%Chg
Net Sales - FY'13	$652.6		$1,206.9
Organic	(10.6)	(1.6)%	(44.4)	(3.7)%
Impact of currency	(12.7)	(1.9)%	(27.1)	(2.2)%
Incremental impact of acquisitions	59.7	9.1%	103.8	8.6%
Net Sales - FY'14	$689.0	5.6%	$1,239.2	2.7%

Segment Profit - Personal Care (In millions - Unaudited)
Quarter and Six Months Ended March 31, 2014

	Q2	%Chg	Six Months	%Chg
Segment Profit - FY'13	$136.4		$252.6
Operations	28.2	20.6%	38.6	15.3%
Impact of currency	(9.0)	(6.6)%	(19.0)	(7.5)%
Incremental impact of acquisitions	15.1	11.1%	28.8	11.4%
Segment Profit - FY'14	$170.7	25.1%	$301.0	19.2%

Organic net sales in the second fiscal quarter decreased 1.6% due primarily to continued soft U.S. category trends in the men's razor and blade system, shave preps, and infant care segments, increased competitive pressures and timing of sun care shipments. The Company was able to partially offset these category declines through increased pricing, growth within the Hydro franchise and distribution of product innovation within the feminine care business.
Segment profit in the second fiscal quarter increased $34.3 million inclusive of the negative impact of currencies and the incremental impact of the feminine care acquisition. Excluding the impact of unfavorable currencies and the incremental impact of the feminine care acquisition, segment profit increased $28.2 million as the favorable impacts of improved margins, strong cost controls and timing of A&P spending were able to offset the top-line shortfalls mentioned above.

Household Products

•	Net sales down 15.8%

•	Organic net sales down 12.7%

•	Segment profit of $62.1 million, down 38.4%, or down 28.9% excluding the impact of currencies

Net Sales - Household Products (In millions - Unaudited)
Quarter and Six Months Ended March 31, 2014

	Q2	%Chg	Six Months	%Chg
Net Sales - FY'13	$443.3		$1,081.5
Organic	(56.2)	(12.7)%	(121.8)	(11.3)%
Impact of currency	(13.7)	(3.1)%	(22.6)	(2.1)%
Net Sales - FY'14	$373.4	(15.8)%	$937.1	(13.4)%

Segment Profit - Household Products (In millions - Unaudited)
Quarter and Six Months Ended March 31, 2014

	Q2	%Chg	Six Months	%Chg
Segment Profit - FY'13	$100.8		$261.4
Operations	(29.1)	(28.9)%	(49.7)	(19.0)%
Impact of currency	(9.6)	(9.5)%	(16.2)	(6.2)%
Segment Profit - FY'14	$62.1	(38.4)%	$195.5	(25.2)%

Organic net sales decreased 12.7% in the second fiscal quarter versus the prior year due to the previously disclosed loss of distribution within two U.S. retail customers, higher promotional spending, the exiting of certain non-core product lines in fiscal 2013 as part of the Company's 2013 restructuring project, increased competitive pressures and pricing controls and inventory import restrictions in certain Latin American countries.
Segment profit in the second fiscal quarter declined $38.7 million due primarily to the gross profit impact from the net sales shortfall discussed above, higher A&P spending, and unfavorable foreign currency rates. These declines were partially offset by continued favorability resulting from the 2013 restructuring project.

2013 Restructuring Project
Restructuring savings in the second fiscal 2014 quarter increased approximately $50 million versus the prior year quarter. The primary impacts of savings were reflected in improved gross margin in Household Products and lower overhead expenses. Project-to-date savings are estimated to be over $190 million.
For the full fiscal year, the Company estimates that gross savings will increase approximately $100 to $125 million versus the prior year. As a result, the estimated cumulative total project gross savings is expected to be in the range of $200 to $225 million at the end of fiscal 2014.
In addition, the Company continues to make progress on the expanded scope initiatives announced at the end of last quarter. As a result, the Company continues to estimate that the total project gross savings will be approximately $300 million. The incremental savings amounts are expected to be realized throughout fiscal 2015 and 2016, and the total run rate impact is expected to be realized in fiscal 2016.
Restructuring related charges for the second fiscal 2014 quarter were approximately $26.3 million. Total project-to-date costs are approximately $211.0 million. These amounts are inclusive of certain information technology enablement costs (included in SG&A) and inventory obsolescence charges (included in Cost of products sold), both of which are considered part of the overall restructuring project.

It is estimated that fiscal 2014 restructuring costs will be in the range of $100 to $130 million. Total project restructuring costs are estimated to be approximately $350 million, consistent with the estimate provided last quarter.
Fiscal Year 2014 Financial Outlook
The Company has reaffirmed its financial outlook for adjusted net earnings per diluted share of $7.00 to $7.25 and GAAP net earnings per diluted share of $5.70 to $6.10 inclusive of the below updated assumptions. All comparisons are with the full fiscal year 2013, unless otherwise stated.

•	Total Company low-single digit net sales growth, including the impacts of the feminine care acquisition and currencies

•	Total Company organic net sales declines in the low-single digits

*	Personal Care organic sales are expected to be flat versus the prior fiscal year

*
Household Products organic net sales are expected to decline in the mid- to high-single digits; slightly worse than the revised assumption provided at the end of our first fiscal quarter due to heightened competitive pressures

•	Gross restructuring savings of approximately $100 to $125 million versus the prior fiscal year; an increase versus the revised assumptions provided at the end of our first fiscal quarter

•	A&P as a percent of net sales in the range of 10.5% to 11.0%, an increase of approximately 100 basis points versus the prior fiscal year

•
Adjusted EPS accretion of approximately $0.30 to $0.35 from the acquisition of the feminine care brands, excluding the impacts of acquisition/integration costs and the acquisition inventory valuation adjustment; an increase versus the revised assumptions provided at the end of our first fiscal quarter

•
Estimated restructuring related charges of $100 to $130 million; Restructuring costs are reported on a separate line in the Statement of Earnings and will be excluded in the adjusted net earnings and adjusted net earnings per diluted share calculations, both of which are non-GAAP measures

•
Unfavorable foreign currency pre-tax profit impact of approximately $45 to $50 million, based upon recent rates; The Company's year-to-date and balance of year outlook for its Venezuela operations are reflected at the official exchange rate equal to 6.30 per U.S. dollar. In the event of a devaluation or change in accounting position, additional unfavorable currency impacts would result

•	Effective tax rate, excluding unusual items, in the range of 29% to 30%

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 9:00 a.m. eastern time today. The call will focus on second quarter earnings, the earnings outlook for fiscal 2014 and to review the proposed separation, which was also announced in a separate press release today. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under “Investors", “Investor Information”, and “Webcasts and Presentations” tabs or by using the following link:

http://www.media-server.com/m/acs/14f9883b40dae3a938f28517d7f44e1d

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under “Investors”, “Investor Information”, “Webcasts and Presentations”, and "Audio Archives" tabs.
# # #
Non-GAAP Financial Measures. While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this discussion includes non-GAAP measures. These non-GAAP measures, such as historical and forward-looking adjusted net earnings per diluted share, operating results, organic sales and other comparison changes, exclude the impact of currencies, the costs associated with restructuring, costs associated with acquisitions and integration as well as acquisition inventory valuation, pension curtailment and certain other items as outlined in this announcement, are not in accordance with, nor are they a substitute for, GAAP measures. Additionally, we are unable to provide a reconciliation of forward-looking adjusted net earnings per diluted share due to uncertainty regarding future restructuring related charges, the impact of fluctuations in foreign currencies and the cost of raw materials. The Company believes these non-GAAP measures provide a meaningful comparison to the corresponding historical or future period and assist investors in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, statements regarding the planned separation of the Household Products and Personal Care businesses, the timing of any such separation, the future earnings and performance of Energizer Holdings or any of its businesses, including the Household Products and Personal Care businesses on a standalone basis if the separation is completed. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	Whether the separation of the Household Products and Personal Care businesses is completed, as expected or at all, and the timing of any such separation;

•	Whether the conditions to the separation can be satisfied;

•	Whether the operational, marketing and strategic benefits of the separation can be achieved;

•	Whether the costs and expenses of the separation can be controlled within expectations;

•	General market and economic conditions;

•	Market trends in the categories in which we operate;

•	The success of new products and the ability to continually develop and market new products;

•	Our ability to attract, retain and improve distribution with key customers;

•	Our ability to continue planned advertising and other promotional spending;

•
Our ability to timely execute strategic initiatives, including restructurings, in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	The impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	Our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	Our ability to improve operations and realize cost savings;

•	The impact of raw material and other commodity costs;

•	The impact of foreign currency exchange rates and currency controls, particularly in Venezuela and Argentina, as well as offsetting hedges;

•	Goodwill impairment charges resulting from declines in profitability or estimated cash flows related to intangible assets or market valuations for similar assets;

•	Our ability to acquire and integrate businesses, and to realize the projected results of acquisitions;

•	The impact of advertising and product liability claims and other litigation;

•	Compliance with debt covenants as well as the impact of interest and principal repayment of our existing and any future debt; or

•	The impact of legislative or regulatory determinations or changes by federal, state and local, and foreign authorities, including taxing authorities.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in Energizer's publicly filed documents, including its annual report on Form 10-K for the year ended September 30, 2013.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013

Net sales	$1,062.4	$1,095.9	$2,176.3	$2,288.4
Cost of products sold	554.1	565.2	1,156.2	1,196.1
Gross profit	508.3	530.7	1,020.1	1,092.3

Selling, general and administrative expense	200.2	209.9	403.7	410.4
Advertising and sales promotion expense	97.1	102.5	178.1	197.3
Research and development expense	22.7	24.8	44.6	49.4
2013 restructuring	22.7	37.4	47.1	86.4
Pension curtailment	—	—	—	(37.4)
Interest expense	31.3	32.8	62.5	66.3
Other financing items, net	(1.5)	10.3	(3.5)	18.2
Earnings before income taxes	135.8	113.0	287.6	301.7
Income tax provision	37.3	28.1	81.2	87.0
Net earnings	$98.5	$84.9	$206.4	$214.7

Earnings per share
Basic	$1.59	$1.37	$3.31	$3.46
Diluted	$1.57	$1.35	$3.29	$3.42

Weighted average shares of common stock - Basic	62.0	62.1	62.3	62.0
Weighted average shares of common stock - Diluted	62.6	63.0	62.8	62.8

See Accompanying Notes

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
March 31, 2014
(In millions, except per share data - Unaudited)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.
Operations for the Company are managed via two segments - Personal Care (Wet Shave, Skin Care, Feminine Care and Infant Care) and Household Products (Battery and Portable Lighting products). In October 2013, we completed the acquisition of the Stayfree pad, Carefree liner and o.b. tampon feminine care brands in the U.S., Canada and the Caribbean from Johnson & Johnson (the feminine care acquisition) which is included in the Company’s Personal Care segment and within the Feminine Care product category. Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring initiatives including the 2013 restructuring detailed below, acquisition, integration or business realignment activities, and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion from segment results of charges such as acquisition transaction and integration costs, and substantially all restructuring and realignment costs, reflects management's view on how it evaluates segment performance.

The Company's operating model includes a combination of stand-alone and combined business functions between the Personal Care and Household Products businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, and in some countries, a combined sales force and management. The Company applies an allocated cost basis, in which the costs of shared segment business functions are allocated between the segments. Such allocations are estimates, and also do not represent the costs of such services if performed on a stand-alone basis.

Effective October 1, 2013, the Company centralized certain corporate administrative functions across the organization as part of the 2013 restructuring project. A portion of these costs were previously reported at the segment level, but are now reported within General corporate and other expenses. Periods prior to this change have not been adjusted to conform to this current presentation.

For the quarter and six months ended March 31, 2014, the Company recorded $22.7 and $47.1, respectively in restructuring charges related to its 2013 restructuring as compared to $37.4 and $86.4, respectively in the prior year quarter and six months. The 2013 restructuring charges were reported on a separate line in the Statement of Earnings (Condensed). In addition, pre-tax costs of $3.2 and $5.5, respectively, were recorded for the quarter and six months ended March 31, 2014 and $1.1 for the quarter and six months ended March 31, 2013 associated with certain information technology enablement activities related to our restructuring initiatives and were included in Selling, general and administrative expense (SG&A) on the Statement of Earnings (Condensed). Additionally, pre-tax costs of $0.4 for the quarter and six months ended March 31, 2014, associated with obsolescence charges related to our restructuring, were included in Cost of products sold on the Statement of Earnings (Condensed). These information technology and inventory obsolescence costs are considered part of the total project costs incurred for the restructuring initiative.

For the six months ended March 31, 2014, the Company recorded a pre-tax inventory valuation adjustment of $8.0 related to the feminine care acquisition representing the increased fair value of the inventory based on the estimated selling price of the finished goods acquired at the close date less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring entity. For the quarter and six months ended March 31, 2014, the Company recorded $1.6 and $8.0, respectively, within Cost of products sold based upon the write-up and subsequent sale of inventory acquired in the feminine care acquisition. These amounts are not reflected in the Personal Care segment, but rather presented as a separate line item below segment profit, as it is a non-recurring item directly associated with the feminine care acquisition. Such presentation reflects management’s view on how segment results are evaluated.

In the first quarter of fiscal 2013, the Company approved and communicated changes to its U.S. pension plan, which is the most significant of the Company's pension obligations. Effective January 1, 2014, the pension benefit earned to date by active participants under the legacy Energizer U.S. pension plans was frozen and future service benefits are no longer being accrued under these retirement programs. For the six months ended March 31, 2013, the Company recorded a non-cash, pre-tax curtailment gain of $37.4 as a result of this plan change. The pension curtailment gain was reported on a separate line in the Statements of Earnings (Condensed).

In the quarter and six months ended March 31, 2013, the Company recorded expense of approximately $6 related to the devaluation of its net monetary assets in Venezuela as a result of accounting for the translation of this affiliate under the accounting rules governing a highly inflationary economy. The net monetary assets in Venezuela were valued using the revised official exchange rate of 6.30 Venezuelan Bolivar Fuerte to one U.S. dollar at March 31, 2013. The devaluation impact of approximately $6 was included in Other financing items, net on the Statement of Earnings (Condensed), and was not considered in the evaluation of segment profit. However, normal operating results in Venezuela, such as sales, gross profit and segment profit, have and may further be negatively impacted by translating at less favorable exchange rates and by the impact of unfavorable economic conditions in the country. These operating results remain part of the reported segment totals.

Segment sales and profitability for the quarter and six months ended March 31, 2014 and 2013, respectively, are presented below.

	Unaudited
	Quarter Ended March 31,		Six Months Ended March 31,
Net Sales	2014	2013	2014	2013
Personal Care	$689.0	$652.6	$1,239.2	$1,206.9
Household Products	373.4	443.3	937.1	1,081.5
Total net sales	$1,062.4	$1,095.9	$2,176.3	$2,288.4

Personal Care	$170.7	$136.4	$301.0	$252.6
Household Products	62.1	100.8	195.5	261.4
Total segment profit	232.8	237.2	496.5	514.0
General corporate and other expenses	(33.5)	(37.1)	(73.7)	(66.6)
2013 restructuring (1)	(26.3)	(38.5)	(53.0)	(87.5)
Feminine care acquisition/integration costs	(1.0)	—	(5.9)	—
Acquisition inventory valuation	(1.6)	—	(8.0)	—
Pension curtailment	—	—	—	37.4
Amortization of intangibles	(4.8)	(5.5)	(9.3)	(11.1)
Venezuela devaluation/other impacts	—	(6.3)	—	(5.9)
Interest and other financing items	(29.8)	(36.8)	(59.0)	(78.6)
Total earnings before income taxes	$135.8	$113.0	$287.6	$301.7
(1) Includes pre-tax costs of $3.2 and $5.5 for the quarter and six months ended March 31, 2014, respectively, and $1.1 for the quarter and six months ended March 31, 2013, associated with certain information technology enablement activities, which are included in SG&A on the Statement of Earnings (Condensed). Additionally, this includes pre-tax costs of $0.4 for the quarter and six months ended March 31, 2014, associated with obsolescence charges related to the restructuring, which are included in Cost of products sold on the Statements of Earnings (Condensed).

Supplemental product information is presented below for revenues from external customers:

	Unaudited
	Quarter Ended March 31,			Six Months Ended March 31,
Net Sales	2014	2013	% Change	2014	2013	% Change
Wet Shave	$401.4	$403.7	(0.6)%	$766.6	$798.2	(4.0)%
Alkaline batteries	222.8	261.4	(14.8)%	588.4	663.1	(11.3)%
Other batteries and lighting products	150.6	181.9	(17.2)%	348.7	418.4	(16.7)%
Feminine Care	107.0	40.8	162.3%	187.9	82.8	126.9%
Skin Care	130.0	147.3	(11.7)%	186.2	210.4	(11.5)%
Infant Care	36.9	47.6	(22.5)%	72.2	88.6	(18.5)%
Other personal care products	13.7	13.2	3.8%	26.3	26.9	(2.2)%
Total net sales	$1,062.4	$1,095.9	(3.1)%	$2,176.3	$2,288.4	(4.9)%

3.
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.	Working Capital Metrics at March 31, 2014 as compared to September 30, 2013 and the fiscal 2011 baseline established at the beginning of the improvement initiative.

Working Capital Metrics (Unaudited)	Q2
($ in millions)	FY '14 (4)	Days	FY '13	Days	FY '11	Days

Receivables, as reported	$493.7		$590.8		$717.5
Less: Trade allowance in accrued liabilities	(101.0)		(106.2)		(96.6)
Receivables, adjusted (1)	392.7	32.9	484.6	39.6	620.9	48.8

Inventories	619.8	97.7	634.3	98.3	697.1	101.7

Accounts Payable	311.2	49.1	311.4	48.2	253.4	37.0

Average Working Capital, net (2)(5)	$701.3		$807.5		$1,064.6

Average Working Capital as % of Net Sales (3)	16.1%		18.1%		22.9%

(1) Trade receivable adjusted for trade allowance recorded as a reduction of net sales per US GAAP, but included in accrued expenses on the consolidated balance sheet.
(2) Average Working Capital is calculated using an average of the four quarter end balances for each working capital component as of March 31, 2014 and September 30, 2013 and 2011, respectively.
(3) Average Working Capital / Trailing 4 Quarter net sales.
(4) Q2 FY'14 working capital metrics include the impact of the feminine care acquisition. Excluding the impact of the acquisition average working capital would have been 16.2%.
(5) Working Capital is defined as Receivables, adjusted plus Inventories less Accounts Payable.

Statements in this Working Capital Comparative are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties, which could cause actual performance or achievements to differ materially from those expressed in or indicated by those statements. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements. Please refer to "Forward Looking Statements" in the release as well as Energizer's publicly filed documents for the risks that may cause actual results to differ from statements herein, including its annual report on Form 10-K for the year ended September 30, 2013.